Exhibit 10.3

RETENTION AGREEMENT

This RETENTION AGREEMENT (the “Agreement”) is made and entered into as of this 30th day of October, 2013, (the “Effective Date”) by and between MetroCorp Bancshares, Inc. (“MetroCorp”) and David Choi, an individual (“Employee”).

WHEREAS, Employee is currently employed by MetroBank, National Association, a national banking association and wholly owned subsidiary of MetroCorp (the “Bank”); and

WHEREAS, MetroCorp and East West Bancorp, Inc. (“East West”), have entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which MetroCorp will merge with and into East West (the “Merger”), with East West as the surviving corporation in the Merger;

WHEREAS, immediately following the Merger, the Bank will merge with and into East West Bank, a California state-chartered banking corporation and wholly owned subsidiary of East West (“East West Bank”), with East West Bank as the surviving bank; and,

WHEREAS, MetroCorp and East West desire to retain the services of Employee during the period of time from the signing of the Merger Agreement through January 30, 2015 (the “Retention Period”) and Employee desires to remain employed during this Retention Period.

NOW THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties agree as follows:

1. At-Will Employment. In executing this Agreement, Employee acknowledges Employee’s understanding that Employee’s current employment with the Bank and anticipated employment with East West Bank is at-will, and that there is no contract regarding the terms or the duration of Employee’s employment. As an at-will employee, Employee is free to terminate Employee’s employment at any time, with or without cause or advance notice. Likewise, the Bank has and East West Bank will have the right to terminate Employee’s employment at any time, with or without cause or advance notice.

2. Duty of Loyalty and Standard of Care. Employee agrees to work diligently, efficiently and to the best of Employee’s ability, devoting Employee’s full business time and attention to the performance of Employee’s employment duties and responsibilities hereunder, all for the purpose of advancing the Bank’s and, after the Closing (as defined in the Merger Agreement), East West Bank’s business. Employee will not, during Employee’s employment with the Bank or East West Bank, render services of a business or commercial nature to any person or entity other than the Bank or East West Bank, whether it be for compensation or otherwise, without the prior written approval of the Bank or East West Bank. Provided, however, Employee may engage in outside professional, civic, charitable and personal activities which do not materially interfere with the performance of Employee’s duties and responsibilities under this Agreement.

3. Retention Bonus. Subject to the eligibility criteria set forth below, provided that Employee remains continuously employed with the Bank, and, following the Closing, East West Bank during the Retention Period, MetroCorp or, following the Closing, East West, as successor to MetroCorp, shall pay Employee $50,000, minus applicable taxes and withholdings (the “Retention Bonus”). Employee will be entitled to receive this Retention Bonus only if all of the following eligibility criteria are satisfied:

(a) Employee has been continuously employed by, and performing services on behalf of, the Bank and, following the Closing, East West Bank, during the Retention Period, including, without limitation, on the last day of the Retention Period. Notwithstanding the foregoing, in the event the Bank or East West Bank terminates Employee’s employment involuntarily other than for Employee’s material violation of the Bank’s or East West Bank’s policies or misconduct prior to the end of the Retention Period, Employee will be eligible to receive the Retention Bonus. The date on which Employee satisfies the requirements under this paragraph to receive the Retention Bonus (as applicable, the last day of the Retention Period or the date on which the Bank or East West Bank terminates Employee’s employment in a manner described in the immediately preceding sentence) shall be the “Vesting Date.” If, prior to the end of the Retention Period, Employee voluntarily terminates Employee’s employment for any reason, or Employee’s employment terminates by reason of death or disability, Employee shall not be eligible to receive the Retention Bonus; and

(b) Employee executes a general release and waiver of claims in a form acceptable to the Bank and East West Bank (the “Release”), and any period for revocation of the Release has expired without Employee revoking the Release all occurring prior to the 60th day following the Vesting Date.

Provided Employee has satisfied all of the requirements above, the Retention Bonus will be paid to Employee as a lump sum payment on the 60th day following the Vesting Date.

4. Termination of this Agreement. In the event the Merger Agreement terminates prior to the payment of the Retention Bonus, this Agreement shall immediately terminate and will be of no further force or effect and Employee shall not be entitled to receive the Retention Bonus, or any portion thereof. Further, if Employee dies prior to payment of the Retention Bonus, this Agreement will automatically terminate and no portion of the Retention Bonus will be due or paid to Employee’s estate.

5. Non-Disclosure of Confidential Information. Employee agrees that Employee will not, for or on behalf of Employee or any other person or entity, use or disclose to any other party, directly or indirectly, for Employee’s own benefit or the benefit of such other person or entity or to the detriment of MetroCorp, East West, or any of their past or present subsidiaries or affiliates, any Confidential Information belonging to MetroCorp, East West, or any of their past or present subsidiaries or affiliates. “Confidential Information” means information of MetroCorp, East West, or any of their past or present subsidiaries or affiliates that is non-public, proprietary, and confidential in nature, including but not limited to customer information, analyses, studies, plans, financial data, technology, programs, flow charts, information regarding products, techniques, methods, projects, strategies or any other business information or plans.

6. Return of Property and Materials. Upon demand by the Bank or East West Bank, and in any event upon termination of Employee’s employment, Employee shall immediately return to the Bank or East West Bank, as applicable, all property and information of

RETENTION AGREEMENT – PAGE 2 OF 4

the Bank and East West Bank, or any person or entity affiliated with the Bank or East West Bank, including all copies thereof, whether provided by the Bank or East West Bank to Employee or prepared or otherwise obtained by Employee, including without limitation: all materials containing any Confidential Information; all materials relating to the customers of the Bank or East West Bank; all computer hardware, software and storage media provided by the Bank or East West Bank; and all other memoranda, correspondence, records and notes.

7. Choice of Law and Forum. This Agreement, and any disputes arising out of this Agreement, will be governed by and construed in accordance with the laws of the State of Texas, without regard to the conflict of law principles of such State. The parties will submit to the exclusive jurisdiction of the federal and state courts that have jurisdiction over Harris County, Texas for all purposes relating to the validity, interpretation or enforcement of this Agreement. Any legal action arising out of this Agreement must be brought in the federal or state courts located in Harris County, Texas.

8. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties’ heirs, administrators and executors.

9. Section 409A Compliance.

(a) Notwithstanding any provision of this Agreement to the contrary, if at the time of the Employee’s termination of employment, the Employee is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then to the extent that any amount to which the Employee is entitled in connection with the termination of Employee’s employment is subject to Section 409A of the Code, payments of such amounts to which the Employee would otherwise be entitled during the six (6) month period following the Employee’s termination of employment will be accumulated and paid in a lump sum on the first day of the seventh month after the date of the Employee’s termination of employment. This section shall apply only to the extent required to avoid the Employee’s incurrence of any additional tax or interest under Section 409A of the Code.

(b) Notwithstanding any provision of this Agreement to the contrary, to the extent that any payment under the terms of this Agreement would constitute an impermissible acceleration of payments under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, such payments shall be made no earlier than at such times allowed under Section 409A of the Code.

(c) If any provision of this Agreement (or of any award of compensation) would cause the Employee to incur any additional tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Bank may reform such provision; provided that it will (i) maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A of the Code and (ii) notify and consult with the Employee regarding such amendments or modifications prior to the effective date of any such change.

10. Entire Agreement, Modification and Waiver. Excepting only any other non-disparagement or confidentiality agreements that bind Employee, this Agreement contains the

RETENTION AGREEMENT – PAGE 3 OF 4

entire agreement of the parties and supersedes all promises, understandings or agreements, either oral or written, between the parties, regarding the subject matter hereof and may not be modified except in writing and signed by the parties. One party’s waiver of the other party’s breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision by such party.

11. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

12. Severability. If any provision of this Agreement is declared invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of any other provisions of this Agreement and the remaining provisions of this Agreement shall remain in full force and effect.

RETENTION AGREEMENT – PAGE 4 OF 4

IN WITNESS WHEREOF, the parties have hereunto signed this Agreement as of the day and year first above written.

EMPLOYEE		METROCORP BANCSHARES, INC.

/s/ David Choi		By:	/s/ George M. Lee

		Title:	Co-Chairman, President and Chief Executive Officer

October 30, 2013	(Date)	October 30, 2013	(Date)